EXHIBT 10.18

The Placement Consulting Agreement

Between ValueRich, Inc. and Xi’an Qin Ba Pharmacy Co Ltd.

Party A: ValueRich, Inc. (“Consultant” or “ValueRich”)

Address: 1804 N. Dixie Highway, Suite A, West Palm Beach, Florida 33407

Authorized Representative:

Party B: Xi’an Qinba Pharmacy Co Ltd. (“Party B” or “Qin Ba”)

Address: Floor 24, Suite A, Zhengxin Building, Gaoxin Yi Lu,

         High-Tech Zone, Xi’an Shanxi

Authorized Representative:

WHEREAS: ValueRich is the legal investment banking company in Florida in America, and can assist the Company to go public list on OTCBB and Raising fund.

WHEREAS: The Board of Directors of Qin Ba and The Annual Meeting of the shareholders approved that Qin Ba can list on OTCBB and financing fund.  The financial statements of Qin Ba is qualified and audited by the international auditor.

Under the negotiation of the Parties they all agree that:

ValueRich insure Qin Ba can listed on OTCBB

ValueRich assist Qin Ba in private placement of approximately $5-10 million in equity securities to accredited investors.

In order to complete the task above the parties agree that:

I   Duties, obligations and work of Qin Ba:

1

The Company insures that its business is legal and the financial statements of the operation are true and the financial statements can pass audit by the U.S. auditor.

2

The Company agrees that Qin Ba accepts ValueRich as the consultant in connection with the Qin Ba’s public list on OTCBB and can pay the agreed consulting fee to ValueRich in Time.

3

If Qin Ba retained the professional (accountants, lawyers, filing agent and investor relations consultants) through entering the agreement that was recommended by ValueRich, Party B will pay the fees to the professional pursuant to the agreement executed by them.

4

Qin Ba agrees to pay the staff of ValueRich and the professionals for travel expenses (the round ticket fees from Beijing to Xian ) and the travel expenses in Xian when they work in Xian.

5

Qin Ba agrees to organize a list team including the executives, CFO, translator, the secretary of the board and lawyer to actively assist the ValueRich on the list programmer and sign all of the legal document and other files related to the list programmer in time.

II  Duties, obligations and work of ValueRich:

1

ValueRich or its constituent aught to assist Qin Ba in understanding and knowing the knowledge related to the placement. ValueRich or its constituent will make due diligence to Qin Ba and Qin Ba shall assist on this fully.

2

ValueRich shall recommend the law firm to Qin Ba, But Qin Ba decides whether the law firm can be retained or not.

3

In order to manage the financial audit and the financial statement filing, ValuerRich is responsible for recommend the US accountants to Qin Ba. But Qin Ba decides whether the accountants can be retained or not.

4

ValueRich will assist the Company in raising the fund of the Securities with terms substantially like those described in the Term Sheet (Exhibit A)(will be a separate agreement).

5

ValueRich shall manage all the legal and regulatory aspects and US side audit firm and SEC approved accounting firm.

6

ValueRich has the necessary knowledge, as well as the legal, accounting, financial and SEC contacts to successfully secure and make available the Public Company for the Public Listing.

III: Fees:

In exchange for ValueRich’s consulting efforts in connection with manager Qin Ba get public list and trade on OTCBB, Qin Ba agrees to pay to ValueRich in respect of the services performed by ValueRich in connection with this Agreement. The engagement fee - sum of RMB 2,400,000 cash and 20% of total outstanding shares of the company.

The parties agree and guarantee the following terms of fee payments:

1

In exchange for ValueRich’s consulting efforts in connection with manager Qin Ba get public list and trade on OTCBB, Qin Ba agrees to pay to ValueRich in respect of the services performed by ValueRich in connection with this Agreement.

2

The payment shall be made as set forth on Schedule 1 hereto.  The fees above do not including the taxes, filling fees, stock keeping fees, legal fees and audit fees.

IV  Timing

ValueRich shall endeavor to get Qin Ba public list and trade on OTCBB within sixty (60-120) days of completion of the financial audits.  The inability to accurately estimate the delivery date is due to the unknowns created by the examination process of the governing bodies and the difficulty of finding such a company. But the listing time can not be 120 days later than the date above.

V  DUTIES OF THE PARTIES

The parties will conduct the public offerings in accordance with the rules, regulations and various Acts of the Securities and Exchange Commission, State Securities Laws (Blue Sky) and any other governing bodies that may have jurisdiction over the contemplated transactions

VI  TERMINATION

The respective duties and obligations of the Parties hereto shall be for a period of thirty-six (36) months commencing on the date of this Agreement, and may be terminated by either party giving thirty (30) days’ written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this agreement and duly communicated to the party giving notice. Upon such date, this Agreement shall terminate and be void and have no effect, the Merger shall be abandoned without any further action by the Parties hereto and thereafter all provisions contained herein shall cease and be of no further force or effect.

VII  NON-DISCLOSURE/NON-CIRCUMVENTION

Each party hereto hereby agrees to the principals of non-disclosure/non-circumvention as it relates to each others clients and business ventures to include the herein referenced transaction and any or all extensions, additions or rollovers on an exclusive basis.  In connection with the Parties assisting each other in their business endeavors, the Parties will be introducing or identifying to each other certain brokers, clients and/or investment firms and the like (who are invaluable to the parties and to this transaction) who may provide financing and/or other aspects of various business ventures which are confidential and proprietary (“Proprietary Information”) and therefore, subject to non-circumvention as follows:

Once a party hereto has introduced the Proprietary Information to the other Parties or their employees, associated/affiliated companies, etc., the introducing party will require the other party to keep the Proprietary Information, i.e. client’s name, address, phone number, fax number, contact name, nature of business venture, etc. confidential and not in any way contact or use the Proprietary Information without the knowledge and written consent of the introducing party.  The Parties hereto recognize that clients of each party are, and will remain the sole property of each party hereto and are therefore proprietary.  This matter consists of highly confidential Proprietary Information and absolutely no disclosure or circumvention will be permitted for a period of five (5) years from the date of this Agreement.  Violation shall include any effort or act by a party hereto to transact this or any future business with the valuable Proprietary Information of each other without the prior written consent of the introducing party and without an appropriate fee agreement being executed in favor of the introducing party.

Non-Circumvention and Non-Competition: Qin Ba hereby agree not to circumvent or compete with ValueRich by approaching the identified financial institutions, investment and merchant bankers, accountants, lawyers, investor relations consultants and other professionals directly or indirectly in the performance of the above-mentioned tasks outlined in this agreement, failing which all the fees under Clause 1 shall be payable, unconditionally to ValueRich who shall also reserve all rights to institute legal actions against Qin Ba for further losses or indemnities.

VIII   LIQUIDATED DAMAGES

In the event of a breach of confidentiality, an attempt at or willful circumvention, the injured/obviated party shall be entitled to receive as liquidated damages an amount equal to the economic benefit it would have received had the circumvention not occurred (e.g., as to ValueRich, RMB 2,400,000 in cash plus the Equity Participation).

IX  LEGAL AUTHORITY

With intent to be legally bound, the Parties hereto represent and warrant that they are fully authorized and empowered to enter into this Agreement on behalf of themselves individually and on behalf of all other entities that they represent.

X  ENTIRETY

This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof.  This Agreement may be amended only by, or in, writing signed by all of the Parties.  Any correspondence will be directed to the addresses set forth in preamble to this Agreement.

IX  SEVERABILITY

If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to the extent, is determined to be invalid or unenforceable, said provisions shall be deemed to be severed from this Agreement and shall not cause the invalidity of the remainder of this Agreement.

XII SIGNATURES

Facsimile signature shall be accepted as original under this Agreement and all signed copies shall be treated as originals.

XIII COUNTERPART

This Agreement may be executed in two or more counterparts, all counterparts have Chinese and English version an the Chinese versions have the same legal effect as the English versions delivered via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

XI  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any conflict of law provisions thereunder.

XV LEGAL REMEDY

In the event of a dispute where a mutually acceptable resolution cannot be reached, this agreement shall be subject to binding arbitration.  The venue of arbitration shall be Miami, Florida.  Each party shall bear the costs of said arbitration.  The prevailing party, as a final decision from arbitration, may then seek reimbursement for costs incurred as a result of the dispute.

XVI  ASSIGNMENT

This Agreement and all of the terms, provisions, and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and approved assigns/nominees.

Wherefore the parties hereto have set forth their hands in acknowledgment that they have agreed to and accepted the terms and conditions herein as of the date above written.  This agreement has 6 pages in total including the Schedule I.  This agreement came effect on the signing day.

ValueRich Inc.		Xi’an Qin Ba Pharmacy Co., Ltd.

By:	/s/ Joseph Viscontti	By:	/s/ Wang Guozhu
	Name: Joseph Viscontti		Name: Wang Guozhu
	Title: CEO		Title: Chairman and CEO

Date:	May 19, 2009	Date:	May 19, 2009

SCHEDULE 1

Fees and Payments Schedule

Consulting Fees: RMB 2,400,000 and 20% of total outstanding shares.

Deposit upon execution of the Consulting Agreement	10%

Upon completion of Due diligence	10%

Upon law firm & Audit firm engaged	20%

Upon filling Form-10	20%

Upon filling SB-2	20%

Upon filling 15c-211	10%

At start public trading	10%

TOTAL	100%